Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports Fourth Fiscal Quarter and Fiscal Year-end Results

Sunnyvale, CA (May 6, 2009) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the fourth fiscal quarter and year ended March 28, 2009. Net sales for the fourth fiscal quarter were $15,010,000, a 15% decrease compared to the prior quarter of $17,596,000 and a 24% decrease compared to $19,621,000 in the same quarter last year. On a GAAP basis, net income in the fourth fiscal quarter was $944,000, or $0.07 per diluted share, as compared with $2,612,000 or $0.20 per diluted share in the prior fiscal quarter, and $4,354,000 or $0.33 per diluted share in the same quarter of the prior fiscal year.

For the fiscal year ended March 28, 2009, net sales were $78,810,000 compared to $82,559,000 in the prior fiscal year, and on a GAAP basis, net income was $12,545,000, or $0.97 per diluted share, as compared with $17,005,000, or $1.23 per diluted share, in the prior fiscal year.

Non-GAAP earnings per diluted share for the fourth quarter of fiscal 2009 were $0.12, excluding pre-tax employee stock-based compensation of $722,000, compared with $0.25 in the prior quarter, excluding pre-tax employee stock-based compensation of $695,000, and $0.39 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $850,000. For the fiscal year ended March 28, 2009, non-GAAP net income per diluted share, was $1.17, excluding pre-tax employee stock-based compensation of $2,761,000, as compared to $1.40 for the prior fiscal year, excluding pre-tax employee stock-based compensation of $2,545,000.

“The difficult global economic conditions continued to affect us in nearly all of our target markets,” stated Dr. Henry C. Pao, President and CEO. “Sales of our medical electronics products, imaging products and industrial electronics products decreased 15%, 34% and 27%, respectively, compared to the prior quarter although medical electronics product sales performed well in Asia. Imaging products, which consist of EL inverter products and commercial printer products, were lower due to reduced demand from customers. Sales of our high voltage ICs for industrial and other markets were lower due to the global economic decline.

“On the positive side, sales of our high voltage LED driver ICs for backlighting LCD TVs, which began to ramp up in our third fiscal quarter, continued to be robust. Orders from our major customer have been higher than expected. Our overall LED driver sales grew 118% from prior quarter,” added Dr. Pao.  “For the first quarter of fiscal 2010, due to the continued lack of order visibility and short lead times from our customers, we can only forecast our overall sales to be modestly higher than the prior quarter, although as mentioned in our third fiscal quarter release, LED TVs are going into volume production and therefore their sales, along with our sales of the LED driver ICs they incorporate, may experience significant growth.”

Dr. Pao further commented, “At the beginning of the fourth fiscal quarter, we anticipated a slowdown and took action to cut expenses in order to maintain profitability and grow cash. Our gross margin fell to 42% from 54% in the prior quarter due to the decline in sales and lower fab utilization. We reduced inventory by $1.7 million and we exercised extreme cost-cutting measures in manufacturing and operating activities, reducing expenses by $2.8 million. Interest income was lower than the prior quarter by approximately $400,000 due to lower market interest rates, however a reduction in Other Expense more than offset this impact. We left our research and development spending in tact.  Our effective tax rate for fiscal year 2009 was 20%, compared to 24% last year, and 31% to 36% during the preceding five years.”

Dr. Pao further stated, “While fiscal 2009 was a difficult year due to the poor global economy, we did not cut back on our research and development spending.  We filed several patents and have developed many new products in our target markets which we expect to introduce in fiscal 2010. We should be well-positioned to resume growth when our target markets recover, hopefully during the second half of this fiscal year.  In such a recovery, we expect our medical ultrasound products and our LED products for general lighting and for backlighting LCD TVs to capture significant market share due to their superior features.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates". Examples of forward-looking statements include statements concerning our expected sales in the first fiscal quarter and second half of fiscal 2010, both overall and in particular markets, our hope that our target markets will  recover in the second half of fiscal 2010, our expectation that in such a recovery our medical ultrasound products and LED products for general lighting and for backlighting LCD TVs will capture significant market share due to their superior features; our anticipation that our customers’ LCD TV sales may experience significant growth, and our expectation that we will introduce many new products this fiscal year.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the general economy recovers and whether demand for high end consumer products like LCD TVs recovers at the same time and rate, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in our R&D efforts, whether we encounter production issues in device manufacturing or moving new products from engineering into production, and whether the auction rate securities market recovers adequately to allow investments to become liquid, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on May 6, 2009, following the earnings release.  President and CEO, Dr. Henry C. Pao, VP, Marketing, Ahmed Masood and VP, Finance & CFO, Phil Kagel, will present an overview of the fourth fiscal quarter and fiscal year financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-895-0231 (domestic) or 785-424-1054 (toll, international) before the scheduled start time and using “Supertex” as conference ID. A recorded replay will be available for 31 days immediately following the conference call until 11:59 P.M. EDT, June 6, 2009 at 800-695-0974 (domestic) and 402-220-1459 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the telecommunication, networking systems, flat panel display, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures are intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation determined in accordance with FAS 123R - Accounting for Stock Based Compensation.  Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are other equity compensation and are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)
	March 28, 2009	March 29, 2008
	(in thousands)
ASSETS
Cash and cash equivalents	$24,244	$17,902
Short term investments	33,294	6,827
Accounts receivable, net	8,115	13,197
Inventories, net	15,700	17,036
Deferred income taxes	7,625	9,401
Prepaid income taxes	4,588	-
Prepaid expenses and other current assets	1,654	3,647
Total current assets	95,220	68,010
Long term investments, net	79,496	96,531
Property, plant and equipment, net	8,473	9,916
Other assets	389	373
Deferred income taxes	6,726	2,521
TOTAL ASSETS	$190,304	$177,351

LIABILITIES
Trade accounts payable	$2,934	$3,280
Accrued salaries, wages and employee benefits	8,909	12,146
Other accrued liabilities	888	1,741
Deferred revenue	3,276	4,349
Income taxes payable	1,882	-
Total current liabilities	17,889	21,516
Income taxes payable, noncurrent	4,839	3,960
Total liabilities	22,728	25,476

SHAREHOLDERS' EQUITY
Common stock	59,549	54,968
Accumulated other comprehensive loss	(5,494)	(4,069)
Retained earnings	113,521	100,976
Total shareholders' equity	167,576	151,875
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$190,304	$177,351

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)
	Three Months Ended		Twelve Months Ended
	(in thousands, except per share amounts)
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Net sales	$15,010	$19,621	$78,810	$82,559
Cost of sales(1)	8,691	9,567	36,931	35,578
Gross profit	6,319	10,054	41,879	46,981
Research and development(1)	3,247	3,972	14,553	14,953
Selling, general and administrative(1)	2,479	3,810	13,332	15,536
Income from operations	593	2,272	13,994	16,492
Interest and other income (expense), net	227	1,562	1,772	5,988
Income before income taxes	820	3,834	15,766	22,480
Provision for income taxes	(124)	(520)	3,221	5,475
Net income	$944	$4,354	$12,545	$17,005
Net income per share:
Basic	$0.07	$0.33	$0.98	$1.25
Diluted	$0.07	$0.33	$0.97	$1.23
Shares used in per share computation:
Basic	12,870	13,130	12,836	13,585
Diluted	12,933	13,232	12,927	13,790

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$156	$166	$558	$567
Research and development	$338	$390	$1,236	$1,053
Selling, general and administrative	$228	$294	$967	$925

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)
	Three Months Ended		Twelve Months Ended
	(in thousands, except per share amounts)
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
GAAP net income	$944	$4,354	$12,545	$17,005
Adjustment for stock-based compensation included in:
Cost of sales	156	166	558	567
Research and development	338	390	1,236	1,053
Selling, general and administrative	228	294	967	925
Subtotal	722	850	2,761	2,545
Tax effect of stock-based compensation	(88)	(96)	(154)	(296)
Non-GAAP net income excluding employee stock-based compensation	$1,578	$5,108	$15,152	$19,254

Non-GAAP net income per share:
Basic	$0.12	$0.39	$1.18	$1.42
Diluted	$0.12	$0.39	$1.17	$1.40
Shares used in per share computation:
Basic	12,870	13,130	12,836	13,585
Diluted	12,933	13,232	12,927	13,790

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)
	Three Months Ended		Twelve Months Ended
	(in thousands, except per share amounts)
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Shares used in per share computation: Diluted	12,933	13,232	12,927	13,790

DILUTED:
GAAP net income per share	$0.07	$0.33	$0.97	$1.23
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01	0.04	0.04
Research and development	0.03	0.03	0.10	0.08
Selling, general and administrative	0.02	0.03	0.07	0.07
Provision for income taxes	(0.01)	(0.01)	(0.01)	(0.02)
Non-GAAP net income per share excluding employee stock-based compensation	$0.12	$0.39	$1.17	$1.40